Exhibit 99.1

General Steel Sells Maoming Hengda for $51 Million

BEIJING, March 24, 2016 /PRNewswire/ -- General Steel Holdings, Inc. ("General Steel" or the "Company") (NYSE: GSI), announced today that the Company, along with its 1% minority interest holder, have jointly signed an equity transfer agreement (the "Agreement") to sell 100% of the equity interest in Maoming Hengda Steel Co., Ltd., ("Maoming Hengda") to Tianwu Tongyong (Tianjin) International Trade Co., Ltd, ("Tianwu Tongyong") for RMB331.3 million or approximately $51 million.

The Company expects to receive total proceeds of RMB328.0 million (approximately $50 million), of which RMB262.3 million (approximately $40 million) will be paid within five days after the signing of the Agreement, and the remainder RMB65.7 million (approximately $10 million) will be paid within one year.  The Company estimates that it will be able to realize a net equity gain of RMB452.7 million (approximately $70 million), which should substantially enhance its net book value.

Henry Yu, Chairman and interim Chief Executive Officer of General Steel commented, "Today's announcement is another critical step in the Company's business transformation, which also included the recently-completed sale of the Company's steel manufacturing business. This transaction allowed us to unlock the value in Maoming Hengda's land assets, which we believe should greatly enhance our capital structure and solvency, enabling us to strengthen our existing business while exploring additional business opportunities."

About General Steel

General Steel Holdings, Inc. is headquartered in Beijing, China, and trades iron ore and steel products. To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company's Annual Report on Form 10-K, please send your request to investor.relations@gshi-steel.com.

About Tianwu Tongyong

Tianwu Tongyong (Tianjin) International Trade Co., Ltd is a joint venture, which is 40% owned by Tianjin Material and Equipment Group Corporation, a global 500 Enterprises, 32% owned by General Steel's subsidiary, Tongyong Shengyuan (Tianjin) Technology Development Co., Ltd., and 28% owned by an unrelated third party.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, including those disclosed in the Company's most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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